Exhibit 99.1

Midas Reports First Quarter Earnings of $0.07 Per Diluted Share; Six Percent Growth in U.S. Midas Shop Traffic Offset by Lower Average Ticket; SpeeDee Co-Brand Test Shops Post 15 Percent Sales Increase

ITASCA, Ill.--(BUSINESS WIRE)--May 7, 2009--Midas, Inc. (NYSE: MDS) reported net earnings of $1.0 million—or $0.07 per diluted share—for the first quarter ended April 4, 2009, compared to $1.2 million—or $0.09 per diluted share—in the first quarter of 2008.

Daily car counts at Midas shops in the United States increased by six percent during the quarter and revenues from oil changes and tires were up by 23 percent and four percent, respectively.

“Despite the six percent increase in customer traffic, our customers continued to defer non-essential repairs and maintenance, which led to a nine percent decline in the average repair order. As a result, overall comparable shop sales in U.S. Midas shops were down 3.4 percent during the quarter,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

“Marketing efforts in the first quarter focused on building traffic at Midas shops through aggressive local promotions. Network radio commercials and direct mail print materials featured a variety of value-priced offers to attract new customers to try Midas services,” he said.

“The goal of our local value offers is to build on-going relationships with new customers by providing exceptional service during their initial visits for routine services such as oil changes, so they will come back for all of their maintenance and repair needs,” Feldman said. “We believe that building our customer base now when repairs are being deferred will pay dividends in the future when the economic climate improves.”

Feldman said that comparable shop brake sales declined by eight percent in Midas shops in both the U.S. and in Canada. Comparable shop exhaust sales were down by 14 percent in the U.S. and by 11 percent in Canada.

“The six percent increase in daily car count in the U.S. was offset by a nine percent decline in the average ticket as a result of the shift in service mix from brakes and exhaust to oil changes,” Feldman said.

“Comparable shop sales continue to be the weakest in the southern and western areas. The South Central region declined by 4.7 percent, the Southeast region was down by 3.8 percent and the West region was down by 7.6 percent,” Feldman said. “We also experienced a 5.4 percent decline in Canada, where the economy has begun to show economic weaknesses similar to those in the U.S.”

First Quarter Results

Total sales and revenues for the first quarter were $44.3 million, compared to $44.8 million last year.

Midas’ franchising revenues were $13.0 million for the quarter, down from $13.3 million in 2008. The $1.0 million increase in royalties from the recently acquired SpeeDee Oil Change business was more than offset by the $1.3 million decline in U.S. and international Midas royalties.

Real estate revenues were $8.3 million compared to $8.7 million last year. The decline in real estate revenues was the result of fewer rent-producing shops in operation. There were 557 leased Midas shops operating in the U.S. and Canada at the end of the first quarter this year, down from 588 in 2008.

Revenues from retail sales at company shops were $15.6 million during the quarter, up from $14.9 million in 2008. The increase is the result of operating more company shops in the first quarter this year. There were 98 company-operated Midas shops in 2009, compared to 95 last year. Comparable shop sales at Midas company shops were down 1.6 percent for the quarter. There were also two company-operated SpeeDee shops in the first quarter of 2009.

Replacement part sales and product royalties were $6.1 million, down from $6.7 million a year ago due to lower tire and equipment sales to franchisees.

Revenues from the company’s R.O. Writer software business were $1.3 million in the first quarter, compared to $1.2 million last year.

First quarter operating income was $3.7 million, compared to $4.0 million for the same period a year ago. The decline in operating income was primarily the result of the North American comparable shop sales decline, which led to lower franchise royalties, as well as an increased operating loss at company-operated shops. This impact was partially offset by the inclusion of SpeeDee operating results in the first quarter.

Selling, general and administrative (SG&A) expenses were $13.2 million during the first quarter, compared to $13.3 million in 2008. This reduction occurred despite the fact that the fiscal 2009 SG&A includes approximately $500,000 related to the recently acquired SpeeDee business.

Interest expense for the quarter was $2.0 million, down from $2.2 million in 2008. The company’s bank debt was $88.0 million at the end of the first quarter, up from $83.6 million at the end of 2008. The increase was the result of the timing of certain advertising expenditures and other payments, which caused an $8.1 million decrease in accounts payable and accrued expenses.

Midas recorded income tax expense of $0.8 million during the first quarter, flat with the first quarter of 2008. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $73 million from previous years.

Cash flow

Selected Cash Flow Information ($ in millions)	FY	FY
	2009	2008

Cash provided by operating activities before cash
outlays for business transformation costs and net changes in assets and liabilities	$ 4.5	$ 6.4
Cash outlays for business transformation costs	(0.1)	(0.2)
Net changes in assets and liabilities	(6.1)	0.7
Net cash (used in) provided by operating activities	$ (1.7)	$ 6.9

Capital investments	$ (1.1)	$ (1.9)
Cash paid for acquired businesses	(0.1)	(0.7)
Net increase (decrease) in long-term debt and leases	4.0	(4.1)

Net cash flow from operating activities swung from a $6.9 million source of cash in the first quarter fiscal of 2008 to a $1.7 million use in fiscal 2009, due primarily to an expected $8.1 million decrease in accounts payable and accrued expenses in the first quarter this year.

The shift in the company’s advertising media placement and calendar resulted in approximately $2.5 million of the decrease. The seasonal reduction in tire purchases in the first quarter of 2009 versus the fourth quarter of 2008, along with the expiration of BridgestoneFirestone’s annual winter tire dating program, resulted in a $5.2 million reduction in accounts payable.

The company expects this working capital contraction to reverse over the remainder of fiscal 2009.

SpeeDee Update

In the second quarter of fiscal 2008, Midas purchased the assets of the franchisor of the SpeeDee Oil Change business, with 115 shops in 13 states in the U.S. and 57 shops in Mexico.

In July 2008, Midas began the initial co-branding test of three franchised SpeeDee shops in central California by adding Midas signage and repair services to SpeeDee’s primary quick-lube business. A fourth franchised co-branded shop opened in California in the third quarter of 2008.

Comparable shop retail sales at these California co-branded locations were up 15 percent in the first quarter, following a 13 percent increase in the fourth quarter of last year.

During December 2008, the company began a test of adding SpeeDee oil change signage and services to three company-owned Midas shops in the Chicago area. Comparable shop sales at these Chicago-area co-branded Midas-SpeeDee shops were up a combined 17 percent in the quarter.

“After evaluating the findings from these co-brand test shops, we will begin a gradual roll-out of our co-branding concept to both Midas and SpeeDee shops throughout the U.S.,” Feldman said. “We are encouraged by the double-digit sales increases we are seeing in these co-branded shops and believe the co-branded concept provides significant growth potential for both the Midas and SpeeDee networks.”

The company has begun adding SpeeDee oil change services to 11 company-owned Midas shops in San Diego and expects to have 25 co-brand sites in place by the end of 2009.

Outlook

“We remain optimistic about our ability to grow sales and profits in this difficult economy, and are confident that our franchise model will continue to produce strong cash flow,” Feldman said. “However, because of the many economic uncertainties in today’s challenging business environment and retail marketplace, Midas will not be providing specific sales and operating income projections for 2009 at this time.”

Midas is one of the world’s largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 16 countries, including more than 1,650 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 172 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2008 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter
	ended fiscal March
	2009	2008
	(13 weeks)	(13 weeks)

Sales and revenues:
Franchise royalties and license fees	$ 13.0	$ 13.3
Real estate revenues from franchised shops	8.3	8.7
Company-operated shop retail sales	15.6	14.9
Replacement part sales and product royalties	6.1	6.7
Software sales and maintenance revenue	1.3	1.2
Total sales and revenues	44.3	44.8
Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	5.8
Company-operated shop parts cost of sales	4.3	3.8
Company-operated shop payroll and employee benefits	6.6	6.2
Company-operated shop occupancy and other operating expenses	5.3	5.0
Replacement part cost of sales	5.3	6.1
Warranty expense	0.1	0.1
Selling, general, and administrative expenses	13.2	13.3
Loss on sale of assets, net	0.1	0.3
Business transformation charges	--	0.2
Total operating costs and expenses	40.6	40.8

Operating income	3.7	4.0

Interest expense	(2.0)	(2.2)
Other income, net	0.1	0.2

Income before income taxes	1.8	2.0
Income tax expense	0.8	0.8

Net income	$ 1.0	$ 1.2

Earnings per share:
Basic	$ 0.07	$ 0.10
Diluted	$ 0.07	$ 0.09

Average number of shares:
Common shares outstanding	13.5	13.4
Common stock warrants	0.1	0.1
Shares applicable to basic earnings	13.6	13.5
Equivalent shares on outstanding stock awards	0.2	0.4
Shares applicable to diluted earnings	13.8	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	March	December
	2009	2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$ 1.6	$ 1.1
Receivables, net	30.4	30.4
Inventories	4.3	4.3
Deferred income taxes	11.0	10.7
Prepaid assets	5.6	4.7
Other current assets	3.4	4.6
Total current assets	56.3	55.8
Property and equipment, net	91.1	92.6
Goodwill and other intangible assets, net	35.4	35.5
Deferred income taxes	46.4	46.9
Other assets	3.9	4.6
Total assets	$233.1	$235.4

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$ 1.5	$ 1.5
Current portion of accrued warranty	2.4	2.4
Accounts payable	16.4	21.0
Accrued expenses	19.8	23.3
Total current liabilities	40.1	48.2
Long-term debt	88.0	83.6
Obligations under capital leases	1.7	1.8
Finance lease obligation	31.4	31.7
Pension liability	21.5	21.2
Accrued warranty	13.3	14.1
Deferred warranty revenue	3.6	3.0
Other liabilities	6.7	6.5
Total liabilities	206.3	210.1

Temporary equity:
Non-vested restricted stock subject to redemption	6.1	5.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million shares issued) and paid-in capital	7.0	6.8
Treasury stock, at cost (3.7 million shares)	(76.8)	(76.8)
Retained income	109.4	108.4
Accumulated other comprehensive loss	(18.9)	(18.8)
Total shareholders’ equity	20.7	19.6
Total liabilities and shareholders’ equity	$233.1	$235.4

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016